Exhibit 99.2

To Our Stockholders:

Given the current adverse market conditions and following a full quarter review of the business, we thought it was appropriate to provide an update on where we are and our plans for stabilizing our financial position.

In July of last year, the real estate finance sector began to show serious signs of liquidity-related distress. This was in addition to the distress that had already begun in the securitized residential products markets.  Now, over one year later, the markets remain illiquid and dislocated.  As we forecast earlier this year on our first quarter earnings conference call, the credit environment has continued to deteriorate and market participants are now beginning to experience adverse credit events. Capital, either in the form of debt or equity, is difficult to raise. With these market conditions as the backdrop, during the first quarter we outlined a number of actions that we believed would enable us to successfully weather the current and future market conditions.  Those actions included:

•                  Deleveraging the balance sheet and reducing liquidity risk;

•                  Selling our Agency Mortgage-Backed Securities (“Agency MBS”) portfolio; and

•                  Reducing borrowings under our funding facility.

Thus far in 2008, we have made significant progress in these efforts. The sale of our Agency MBS portfolio in the first quarter was an important step, as it reduced our outstanding repurchase debt to $22 million from $1.3 billion.  At June 30, 2008, our short-term debt, consisting of repurchase agreement debt and debt under our secured revolving credit facility, totaled approximately $60 million.  This is significantly down from $457 million at March 31, 2008 and $1.3 billion, at December 31, 2007.

As we enter the second half of 2008, we do not expect the adverse liquidity and credit environment to improve.  Evidence of an increase in adverse credit events that impair asset quality and value can be seen in the market-wide commercial mortgage-backed securities (“CMBS”) delinquency statistics and the operating results of certain financial companies with exposure to commercial real estate loans, CMBS and residential mortgage-backed securities (“RMBS”). These developments affect the marketplace, and Crystal River, by further reducing liquidity, cash flows and asset values.

With respect to RMBS, we are cautiously optimistic that recently enacted government programs will have some positive impact on certain sub prime loans and securitizations, including portions of the Company’s portfolio. However we do not believe that the overall residential mortgage finance market will stabilize until home prices firm up and the impact of these lower home prices works through the various real estate financing markets.

With respect to commercial mortgages and CMBS, we expect that loans that do not have near-term maturities and that were underwritten based on the related secured property(ies) having cash flow in place will tend to perform better during this difficult period. By contrast, loans made on transitional, or other value-creating, properties and projects that have near-term maturities will suffer the greatest. We do not believe that the overall commercial mortgage finance market will stabilize until the consequences of these near-term loan maturities are better understood.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, NY 10281-1010 www.crystalriverreit.com

As a result, our immediate focus will be to remain cautious and conservative, and to preserve cash while proactively identifying and managing risk. We will continue to endeavor to reduce our debt balance with the ultimate goal of eliminating short-term debt, with the proceeds from principal repayments, excess cash flow and asset sales.

In line with our efforts to preserve cash, the decision was made to reduce our third quarter dividend from $0.30 per share to $0.10 per share. We believe this new distribution reflects an appropriate balance between the discipline of paying a dividend and allowing Crystal River to further strengthen its capital base by retaining or re-investing any excess cash flows. As it has consistently done in the past in setting the dividend, the Board considers a number of factors and will continually reevaluate these factors when setting future dividends.

As a result of the losses realized in closing out interest rate swaps that hedged the repurchase debt against our Agency MBS portfolio, combined with projected declines in future cash flows on some of our assets, we currently expect to generate tax operating losses for the 2008 calendar year and in the immediate future thereafter. In order to maintain compliance with REIT regulations, at least 90% of our taxable income is distributed in the form of dividends to our stockholders. The resulting difference between our cash earnings and taxable income should allow us to use a portion of our cash flow to further reduce the Company’s liabilities and strengthen our capital base while still complying with REIT distribution requirements.

During the first quarter conference call we also stated that we were evaluating future strategic business opportunities. At this time, in light of the continuing current market conditions, we believe the near-term strategy for the Company should remain consistent with that outlined during the first quarter conference call, which is to create and preserve available liquidity. In the near term, we will pursue opportunities to pay down debt and will be proactive in identifying potential risks in the portfolio. Additionally, we will continue to monitor market conditions and seek to identify high quality investment opportunities for the Company. We believe that these actions we are taking now, will not only allow us to push through these unprecedented challenges, but will also position us well for the future.

Sincerely,

Bill Powell
President & CEO
Crystal River Capital, Inc.

FORWARD-LOOKING INFORMATION

This letter to stockholders contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial results. These statements are based on various assumptions and may be identified by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of targeted investments for purchase and origination, the availability and cost of capital for financing

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, NY 10281-1010 www.crystalriverreit.com investments and the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed in Exhibit 99.1 to our Quarterly Report on Form 10-Q which we expect to file with the SEC by 5:30 pm EDT on August 11, 2008. We do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, NY 10281-1010 www.crystalriverreit.com